Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) have been prepared to reflect the effects of the merger (as defined in the Explanatory Note to this Current Report on Form 8-K) on the financial statements of EQT Corporation (“EQT”). The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) is presented as if the merger had occurred on September 30, 2017. The unaudited pro forma combined statements of operations (the “pro forma statements of operations”) for the year ended December 31, 2016, and the nine months ended September 30, 2017, are presented as if the merger had occurred on January 1, 2016. The historical combined financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the statements of operations only, are expected to have a continuing impact on the combined results.

The following unaudited pro forma financial statements, derived from the historical consolidated financial statements of EQT and Rice, have been adjusted to reflect the following:

•                  EQT’s merger with Rice Energy Inc. (“Rice”) under the acquisition method of accounting;

•                  assumed conversion of common units in Rice Energy Operating LLC into the right to receive the consideration received by holders of Rice’s common stock in the merger;

•                  assumed redemption of the Series B preferred interest in Rice Midstream Holdings LLC  by EQT for $430 million, redemption of common units in Rice Midstream GP Holdings LP held by EIG Funds for $125 million and the related elimination of preferred dividends and impacts on noncontrolling interests;

•                  adjustments to Rice’s historical consolidated financial statements to reflect the acquisition of Vantage Energy LLC and Vantage Energy II, LLC (collectively, “Vantage”) as though that acquisition occurred on January 1, 2016;

•                  elimination of historical transactions between Rice and EQT that would be treated as intercompany transactions after the merger;

•                  issuance of $3.0 billion in new EQT notes (which EQT closed on October 4, 2017), with maturities of three, five and ten years (the “EQT notes”), to fund a portion of the cash consideration paid in the merger and the planned extinguishment of Rice’s senior notes (the “Rice notes”), Rice’s revolving credit facility (the “Rice credit facility”) and Rice Midstream Holdings LLC’s revolving credit facility (the “Rice Midstream Holdings credit facility,” and together with the Rice credit facility, the “Rice credit facilities”) as the interest rate and terms on the Rice notes and Rice credit facilities are significantly less favorable than what EQT obtained with this issuance;

•                  planned upsize of EQT’s revolving credit facility (which EQT completed on July 31, 2017);

•                  assumption of liabilities for transaction-related expenses;

•                  adjustment of depreciation, depletion and amortization related to the step up of property, plant and equipment to estimated fair value and to adjust the depreciation expense on certain Rice midstream assets to EQT’s depreciation policies;

•                  amortization of the intangible assets identified as part of the assets acquired; and

•                  estimated tax impact of pro forma adjustments.

The pro forma financial statements have been prepared using the acquisition method of accounting using the accounting guidance in Accounting Standards Codification 805, Business Combinations (“ASC 805”), with EQT treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EQT would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma financial statements should be read in conjunction with:

•                  The accompanying notes to the pro forma financial statements;

•                  The audited consolidated financial statements and accompanying notes of EQT contained in its Annual Report on Form 10-K for the year ended December 31, 2016;

•                  The audited consolidated financial statements and accompanying notes of Rice contained in Part II, Item 8 of its Annual Report on Form 10-K for the year ended December 31, 2016, which were filed by EQT in Exhibit 99.1 to EQT’s Current Report on Form 8-K filed September 27, 2017;

•                  The unaudited condensed consolidated financial statements and accompanying notes of EQT contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017;

•                  The unaudited consolidated financial statements and accompanying notes of Rice contained in Part I, Item 1 of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated into Item 9.01(a) of this Form 8-K;

•                  The audited consolidated financial statements and accompanying notes of Vantage Energy, LLC and Vantage Energy II, LLC contained in EQT’s Current Report on Form 8-K filed September 27, 2017;

•                  The unaudited condensed consolidated financial statements and accompanying notes of Vantage Energy LLC contained in EQT’s Current Report on Form 8-K filed September 27, 2017; and

•                  The unaudited condensed combined financial statements and accompanying notes of Vantage Energy II Group contained in EQT’s Current Report on Form 8-K filed September 27, 2017.

EQT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2017

	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$483,558	$271,243	$(1,876,000)	(a)	$132,940
			1,254,139	(c)
Accounts receivable	279,201	302,472	(10,419)	(b)	571,254
Derivative instruments, at fair value	67,555	18,016	185,392	(j)	270,963
Prepaid expenses and other	28,144	12,883	—		41,027
Total current assets	858,458	604,614	(446,888)		1,016,184
Property, plant and equipment, net	14,541,262	6,703,573	3,377,242	(a)	24,622,077
Investment in nonconsolidated entity	339,978	—	—		339,978
Other assets	244,950	693	1,907	(j)	247,550
Gas collateral account	—	1,907	(1,907)	(j)	—
Deferred financing costs, net	—	30,962	(30,962)	(a)	6,110
			6,110	(c)
Goodwill	—	882,388	742,957	(a)	1,625,345
Intangible assets, net	—	43,306	630,494	(a)	673,800
Derivative assets	—	32,190	(32,190)	(j)	—
TOTAL ASSETS	$15,984,648	$8,299,633	$4,246,763		$28,531,044
LIABILITIES AND EQUITY
Current portion of long-term debt	$707,470	$—	$—		$707,470
Accounts payable	388,059	31,217	(10,419)	(b)	944,554
			217,353	(d)
			318,344	(j)
Derivative instruments, at fair value	71,374	21,371	185,049	(j)	277,794
Other current liabilities	268,356	80,827	22,779	(j)	371,962
Royalties payable	—	105,909	(105,909)	(j)	—
Accrued capital expenditures	—	212,435	(212,435)	(j)	—
Accrued interest	—	36,168	(35,521)	(c)	—
			(647)	(j)
Embedded derivative liability	—	14,368	(14,368)	(a)	—
Leasehold payable	—	22,132	(22,132)	(j)	—
Total current liabilities	1,435,259	524,427	342,094		2,301,780

Long-term debt	2,586,041	1,802,678	97,822	(a)	5,560,311
			1,295,770	(c)
			(222,000)	(j)
Deferred income taxes	1,866,208	321,337	673,732	(a)	2,838,054
			(23,223)	(i)
Other liabilities and credits	567,463	79,837	13,228	(j)	660,528
Credit Facility Borrowings	105,000	—	222,000	(j)	327,000
Derivative liabilities	—	31,847	(31,847)	(j)	—
Leasehold payable	—	13,228	(13,228)	(j)	—
TOTAL LIABILITIES	6,559,971	2,773,354	2,354,348		11,687,673
Mezzanine equity	—	496,330	(496,330)	(a)	—

Shareholders’ equity:
Common stock	3,449,119	2,280	(2,280)	(e)	9,438,119
			5,989,000	(a)
Additional paid in capital		3,736,081	(3,736,081)	(e)	—
Treasury stock, shares at cost	(81,729)	—	—		(81,729)
Retained earnings	2,721,911	(350,193)	(217,353)	(d)	2,527,781
			350,193	(e)
			23,223	(i)
Accumulated other comprehensive income	(1,631)	—	—		(1,631)
Total common shareholders’ equity	6,087,670	3,388,168	2,406,702		11,882,540
Noncontrolling interests in consolidated subsidiaries	3,337,007	1,641,781	(17,957)	(a)	4,960,831
Total shareholders’ equity	9,424,677	5,029,949	2,388,745		16,843,371
TOTAL LIABILITIES AND EQUITY	$15,984,648	$8,299,633	$4,246,763		$28,531,044

See accompanying notes to unaudited pro forma condensed combined financial statements.

EQT CORPORATION

UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2017

	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
	(Thousands, except per unit amounts)
Revenues:
Sale of natural gas, oil and NGLs	$1,803,132	$1,008,922	$—		$2,812,054
Pipeline and net marketing services	222,904	—	(35,647)	(b)	335,730
			148,473	(j)
Gain (loss) on derivatives not designated as hedges	222,693	—	121,313	(j)	344,006
Gathering, compression and water distribution	—	119,294	(119,294)	(j)	—
Other revenue	—	29,179	(29,179)	(j)	—
Total operating revenues	2,248,729	1,157,395	85,666		3,491,790

Operating expenses:
Transportation and processing	404,743	123,695	(35,647)	(b)	492,791
Operation and maintenance	61,471	21,558	—		83,029
Production	129,812	19,011	54,814	(j)	203,637
Exploration	9,039	16,160	—		25,199
Selling, general and administrative	206,237	109,273	19,899	(j)	319,074
			(16,335)	(d)
Depreciation, depletion, and amortization	719,295	439,672	76,725	(f)	1,235,692
Impairment of long-lived assets	—	92,355	—		92,355
Lease operating	—	54,814	(54,814)	(j)	—
Incentive unit expense	—	10,954	(10,954)	(j)	—
Acquisition expense	—	8,945	(8,945)	(j)	—
Other expense	—	34,241	—		34,241
Loss on sale of Barnett Assets	—	15,915	—		15,915
Amortization of intangible assets	—	1,220	43,548	(g)	44,768
Total operating expenses	1,530,597	947,813	68,291		2,546,701
Operating income (loss)	718,132	209,582	17,375		945,089
Other income	16,878	258	—		17,136
Interest expense	137,110	83,026	(2,778)	(c)	209,754
			(7,604)	(d)

(Gain) loss on derivative instruments	—	(121,313)	121,313	(j)	—
Loss on embedded derivatives	—	14,368	(14,368)	(h)	—
Amortization of deferred financing costs	—	9,340	(9,340)	(c)	—
Income (loss) before income taxes	597,900	224,419	(69,848)		752,471
Income tax expense (benefit)	119,093	43,900	(13,206)	(i)	149,787
Net income	478,807	180,519	(56,642)		602,684
Less: Net income attributable to noncontrolling interests	(250,349)	(122,971)	24,402	(e)	(338,546)
			9,120	(f)
			1,252	(g)
Less: Preferred dividends and accretion of redeemable noncontrolling interests	—	(136,930)	136,930	(h)	—
Net income attributable to EQT Corporation	$228,458	$(79,382)	$115,062		$264,138

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	173,368		91,897	(a)	265,265
Net income	$1.32		$—		$1.00

Diluted:
Weighted average common stock outstanding	173,572		91,897	(a)	265,469
Net income	$1.32		$—		$0.99
Dividends declared per common share	$0.09	$—	—		$0.09

See accompanying notes to unaudited pro forma condensed combined financial statements.

EQT CORPORATION

UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS

YEAR ENDED DECEMBER 31, 2016

	EQT Historical	Rice Energy Pro Forma (Note 3)	Pro Forma Adjustments		EQT Pro Forma Combined
	(Thousands, except per unit amounts)
Revenues:
Sale of natural gas, oil and NGLs	$1,594,997	$796,735	$—		$2,391,732
Pipeline and net marketing services	262,342	—	(41,493)	(b)	359,753
			138,904	(j)
(Loss) on derivatives not designated as hedges	(248,991)	—	(213,889)	(j)	(462,880)
Gathering, compression and water services	—	114,496	(114,496)	(j)	—
Other revenue	—	24,408	(24,408)	(j)	—
Total operating revenues	1,608,348	935,639	(255,382)		2,288,605
Operating expenses:
Transportation and processing	365,817	144,576	(41,493)	(b)	468,900
Operation and maintenance	73,266	28,898	—		102,164
Production	174,826	21,173	63,578	(j)	259,577
Exploration	13,410	21,434	—		34,844
Selling, general and administrative	272,747	131,489	57,870	(j)	462,106
Depreciation, depletion, and amortization	927,920	469,837	225,202	(f)	1,622,959
Impairment of long-lived assets	66,687	23,057	20,853	(j)	110,597
Lease operating	—	63,578	(63,578)	(j)	—
Incentive unit expense	—	51,761	(51,761)	(j)	—
Acquisition expense	—	6,109	(6,109)	(j)	—
Other expense	—	28,039	—		28,039
Amortization of intangible assets	—	1,634	58,056	(g)	59,690
Impairment of gas properties	—	20,853	(20,853)	(j)	—
Total operating expenses	1,894,673	1,012,438	241,765		3,148,876
Gain on sale / exchange of assets	8,025	—	—		8,025
Operating (loss)	(278,300)	(76,799)	(497,147)		(852,246)
Other income	31,693	1,268	—		32,961
Interest expense	147,920	133,879	(31,909)	(c)	249,890
Loss on derivative instruments	—	213,889	(213,889)	(j)	—
Amortization of deferred financing costs	—	7,545	(7,545)	(c)	—
(Loss) before income taxes	(394,527)	(430,844)	(243,804)		(1,069,175)
Income tax (benefit)	(263,464)	(162,136)	(114,789)	(i)	(540,389)
Net (loss)	(131,063)	(268,708)	(129,015)		(528,786)
Less Net income attributable to noncontrolling interests	(321,920)	(31,419)	(61,639)	(e)	(401,149)
			12,160	(f)
			1,669	(g)
Less: Preferred dividends and accretion of redeemable noncontrolling assets	—	(28,450)	28,450	(h)	—
Net (loss) attributable to EQT Corporation	$(452,983)	$(328,577)	$(148,375)		$(929,935)
Earnings per share of common stock attributable to EQT corporation:
Basic:
Weighted average common stock outstanding	166,978		91,897	(a)	258,875
Net (loss)	$(2.71)		$—		$(3.59)
Diluted:
Weighted average common stock outstanding	166,978		91,897	(a)	258,875
Net (loss)	$(2.71)		$—		$(3.59)
Dividends declared per common share	$0.12	$—	$—		$0.12

See accompanying notes to unaudited pro forma condensed combined financial statements.

EQT CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.                                      Basis of Presentation

The pro forma financial statements have been prepared to reflect the effects of the merger on the financial statements of EQT. The pro forma balance sheet is presented as if the merger had occurred on September 30, 2017. The pro forma statements of operations for the year ended December 31, 2016, and the nine months ended September 30, 2017, are presented as if the merger had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the statements of operations only, are expected to have a continuing impact on the combined results.

The pro forma financial statements have been prepared using the acquisition method of accounting using the accounting guidance in ASC 805, with EQT treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EQT would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

2.                                      Pro Forma Adjustments and Assumptions

The adjustments are based on currently available information and certain assumptions that EQT believes are reasonable. The actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments are provided as follows:

(a)           These adjustments reflect the estimated value of net consideration to be paid by EQT in the merger and the adjustment of the historical book values of Rice assets and liabilities as of September 30, 2017 to their estimated fair values. The following table represents the preliminary purchase price allocation to the assets acquired and liabilities assumed from Rice. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and the pro forma statements of operations. The final purchase price allocation will be determined when EQT has completed the detailed valuations and necessary calculations subsequent to closing the merger. The final purchase price allocation will differ from these estimates and could differ materially from the preliminary allocation used in the pro forma adjustments. EQT expects to finalize its allocation of the merger consideration as soon as practicable after completion of the merger.

The preliminary purchase price allocation is subject to change as a result of several factors, including but not limited to:

•                  finalization of assumed and retired Rice indebtedness;

•                  changes in the estimated fair value of the Rice assets acquired and liabilities assumed as of the date of the merger, which could result from changes in future commodity prices, reserve estimates, inclusion of drilling synergies, other changes in cost assumptions, interest rates and other facts and circumstances existing at the closing date of the merger compared to the filing date of the pro forma financial statements;

•                  the tax basis of Rice’s assets and liabilities as of the effective time of the merger;

•                  changes in the fair value of the noncontrolling interest attributable to the public unit holders of RMP, based on RMP’s share price at the effective time of the merger; and

•                  the risk factors described in “Risk Factors.”

Preliminary Purchase Price Allocation (in thousands)
Consideration:
Fair value of EQT common stock to be issued	$5,989,000
Cash consideration	1,876,000
Total consideration	7,865,000

Fair value of liabilities assumed:
Current liabilities	487,927
Interest bearing debt	1,900,500
Leasehold payables	35,360
Deferred income taxes	995,069
Other long term liabilities	111,684
Amount attributable to liabilities assumed	3,530,540

Fair value of assets acquired:
Cash	271,243
Current assets	333,371
Natural gas and oil properties	7,809,930
Other property, plant, and equipment	2,270,885
Intangible assets	673,800
Other long term assets	34,790
Noncontrolling interests	(1,623,824)
Amount attributable to assets acquired	9,770,195
Goodwill as of September 30, 2017	$1,625,345

As part of the preliminary price allocation, EQT identified intangible assets for customer contracts and the related customer relationships in Rice’s midstream business and for non-compete agreements for certain Rice executives. The fair value of the identified intangible assets was determined using the income approach which requires a forecast of the expected future cash flows generated. Goodwill is recognized to offset net deferred tax liabilities arising from differences between the purchase price allocated to Rice’s assets and liabilities based on fair value and the tax basis of these assets and liabilities. The merger and the post-closing merger (as defined in the Explanatory Note to this Current Report on Form 8-K), taken together, are intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; therefore, Rice’s tax basis in its assets and liabilities will carry over to EQT and EQT must recognize a deferred tax liability for the net increase in the book value. The goodwill is also attributable to EQT’s qualitative assumptions of long-term value that the merger creates for EQT shareholders. Differences between the preliminary purchase price allocation and the final purchase price allocation may change the amount of intangible assets and goodwill, if any, actually recognized at the effective time of the merger.

Pursuant to the merger agreement, EQT will pay $5.30 in cash and issue 0.37 of a share of EQT common stock for each share of Rice common stock outstanding at the effective time of the merger, which would result in the issuance by EQT of approximately 91,897,000 shares of EQT common stock valued at $5,989 million (based on the closing price as of November 10, 2017 of $65.18) and payment of $1,321 million in cash. This includes the conversion of common units in Rice Energy Operating LLC into the right to receive the merger consideration received by holders of Rice common stock in the merger. In addition, Rice will exercise its call right with respect to the Series B preferred equity interest in Rice Midstream Holdings, and EQT will pay approximately $430 million in cash at closing to redeem this interest. Also, EQT shall cause GP Holdings to acquire all of the issued and outstanding common units held by the EIG Funds for an aggregate cash purchase of $125 million. The final value of total merger consideration paid by EQT will be determined based on the actual number of shares treated as consideration at the effective time of the merger.

The pro forma fair value of natural gas and oil properties to be acquired includes the following (in thousands):

Proved properties	$4,694,168
Unproved properties	3,115,762
Pro forma fair value of natural gas and oil properties acquired	$7,809,930

NYMEX strip pricing as of September 30, 2017 was utilized in determining the pro forma fair value of proved producing reserves at a discount rate of 8.0%, after adjustment for expenses and basis differential. An increase or decrease in commodity price as of the closing date will result in a corresponding increase or decrease in the fair value of proved producing properties.

(b)           The following pro forma adjustments eliminate historical transactions between Rice and EQT that would be treated as intercompany transactions after the merger:

1.                                      Elimination of $10.4 million of receivables and corresponding payables, consisting of $10.2 million for gathering transactions and $0.2 million for gas sales transactions in the pro forma balance sheet as of September 30, 2017.

2.                                      Elimination of $35.6 million in revenue and corresponding expenses related to the elimination of $30.0 million of gathering transactions and $5.6 million of transmission transactions in the pro forma statement of operations for the period ended September 30, 2017.

3.                                      Elimination of $41.5 million in revenue and corresponding expenses related to the elimination of $38.1 million of gathering transactions and $3.4 million of transmission transactions in the pro forma statement of operations for the year ended December 31, 2016.

(c)           Certain adjustments that are directly related to the merger were made to debt and debt related accounts. These adjustments include the planned extinguishment of the Rice notes and the Rice credit facilities at or near closing. The issuance of $3.0 billion of EQT notes and the planned upsize of EQT’s revolving credit facility were to fund the cash portion of the merger consideration and to support ongoing operations with better interest rates and terms available to EQT as a result of the Company’s investment grade credit rating. The adjustments are as follows:

1.                                      A $1,254.2 million increase to cash reflecting the issuance of $3.0 billion of EQT notes, net of $25.7 million of issuance costs and discounts, repayment of the Rice notes, including call premium, of $1,380.0 million, $35.5 million of accrued interest on the Rice notes, repayment of $298.5 million of outstanding amounts on the Rice Midstream Holdings credit facility and $6.1 million of estimated debt issuance costs for fees related to increasing EQT’s revolving credit facility to support the merger.

2.                                      A $6.1 million increase to deferred financing costs of estimated debt issuance costs for fees related to increasing EQT’s revolving credit facility to support the merger.

3.                                      A $1,295.8 million increase to long term debt reflecting the anticipated issuance of $3.0 billion of EQT notes, net of $25.7 million of issuance costs offset by the repayment of the Rice notes recorded at fair value of $1,380.0 million and the repayment of $298.5 million of outstanding amounts on the Rice Midstream Holdings credit facility.

4.                                      A $2.8 million decrease in interest expense for the period ended September 30, 2017 consisting of the elimination of $76.3 million of Rice historical interest expense and an increase to interest expense of $73.5 million relating to the issuance of the EQT notes at a weighted average interest rate of 3.14% per annum and amortization of associated deferred financing costs and discounts.

5.                                      A $9.3 million pro forma adjustment was made to eliminate the amortization of deferred financing costs related to the Rice notes and the Rice credit facilities for the period ended September 30, 2017.

6.                                      A $31.9 million decrease in interest expense for the year ended December 31, 2016 consisting of the elimination of $129.9 million of Rice pro forma interest expense, including $34.3 million of pro forma Vantage interest expense, and an increase to interest expense of $98.0 million relating to the issuance of the EQT notes at a weighted average interest rate of 3.14% per annum and amortization of associated deferred financing costs and discounts.

7.                                      A $7.5 million pro forma adjustment was made to eliminate the amortization of deferred financing costs related to the Rice notes and the Rice credit facilities for the year ended December 31, 2016.

A one percent change in the assumed interest rate of the EQT notes would increase or decrease the interest expense by $22.5 million and $30.0 million for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively.

(d)           To accrue for estimated remaining transaction costs of $217.4 million related to the merger, including underwriting, banking, legal and accounting fees that are not capitalized as part of the merger. The estimated remaining costs are not reflected in the historical September 30, 2017 balance sheets of EQT and Rice, but are reflected in the pro forma balance sheet as an increase to liabilities as they will be expensed by EQT and Rice as incurred. Transaction expenses recognized in the nine months ended September 30, 2017 and their corresponding tax effect have been eliminated in the pro forma statements of operations due to their nonrecurring nature. The Company expects to record an estimated post-combination compensation expense of approximately $140.0 million related to the acceleration of the unvested share-based awards of Rice and other compensation arrangements due to the merger. This amount is excluded from the unaudited pro forma condensed combined statements of operations because it is a charge directly attributable to the merger that would not have a continuing impact on the Company’s operations; however, the amount is reflected as a reduction to retained earnings in the unaudited pro forma balance sheet. The estimated share-based compensation expense related to replacement awards issued to continuing employees as part of the acquisition agreement is immaterial and is not reflected as an adjustment in the unaudited pro forma condensed combined statement of operations.

(e)           Pro forma adjustment to show the impact of the elimination of the Rice equity on the pro forma balance sheet and the elimination of the noncontrolling interest in Rice Energy Operating, LLC and Rice Midstream GP Holdings LP on the pro forma statement of operations for the nine months ended September 30, 2017 and the year ended December 31, 2016.

(f)            Pro forma adjustment of historical depreciation, depletion and amortization expense (DD&A) related to the step up of property, plant and equipment to estimated fair value. In addition, this adjustment includes a pro forma adjustment for DD&A to adjust the depreciation on certain Rice midstream assets to EQT’s policy to depreciate gathering pipelines over a 50 year useful life and to depreciate compression and measurement assets over a 25 year useful life.

(g)           A total pro forma adjustment for the amortization of intangibles of $43.5 million and $58.1 million was made for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively. The adjustment consisted of a $12.5 million adjustment and a $16.7 million adjustment for the nine months ended September 30, 2017 and year ended December 31, 2016, respectively, for the amortization of the fair value of the customer relationships that were acquired using a 30 year estimated life and straight line method of amortization and a $31.0 million adjustment and $41.4 million adjustment for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively, for the amortization of the non-compete agreements using a 3 year estimated life and straight line method of amortization. The adjustment also included a $1.3 million adjustment and a $1.7 million adjustment for the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively, for the impact to noncontrolling interests.

(h)           Pro forma adjustment for elimination of preferred dividends and accretion of redeemable noncontrolling interests related to EQT’s redemption of the Series B preferred interest in Rice Midstream Holdings for $430 million. A pro forma adjustment of $14.4 million for the nine months ended September 30, 2017 was also made to eliminate the loss on embedded derivatives as it relates to the option on the Series B preferred interest which will be redeemed at the merger as reflected in pro forma adjustment (a).

(i)            The pro forma income tax adjustments included in the pro forma statement of operations for the periods ended September 30, 2017 and December 31, 2016 reflect the income tax effects of the pro forma adjustments presented. The tax rate applied to the pro forma adjustments was the statutory federal and apportioned statutory state tax rate, net of the federal benefit of state taxes, applied to pre-tax income, excluding income allocated to noncontrolling interests, as taxes attributable to noncontrolling interests and not borne by EQT. No adjustment has been included in the pro forma statement of operations for potential adjustments to EQT’s valuation allowance on deferred tax assets due to the nonrecurring nature of any such adjustment.

(j)            The following reclassifications were made as a result of the transaction to conform to EQT’s presentation:

1.                                      Reclassification of $32.2 million of long term derivative assets and $31.8 million of long term derivative liabilities to current and an increase of $153.2 million to current derivative assets and liabilities to conform to EQT’s presentation of derivatives.

2.                                      Reclassification of $1.9 million of Rice’s gas collateral account to other assets.

3.                                      Reclassification of $105.9 million of Rice’s royalties payable to accounts payable.

4.                                      Reclassification of $212.4 million of Rice’s accrued capital expenditures to accounts payable.

5.                                      Reclassification of $22.1 million of Rice’s current leasehold payable to other current liabilities.

6.                                      Reclassification of $0.6 million of Rice’s accrued interest to other current liabilities.

7.                                      Reclassification of $222.0 million of Rice’s long-term debt to credit facility borrowings.

8.                                      Reclassification of $13.2 million of Rice’s long-term leasehold payable to other long term liabilities.

9.                                      Reclassification on the September 30, 2017 pro forma statement of operations of $119.3 million of Rice’s gathering, compression and water services to pipeline and net market services.

10.                               Reclassification on the September 30, 2017 pro forma statement of operations of $29.2 million of Rice’s other revenue to pipeline and net marketing services.

11.                               Reclassification on the September 30, 2017 pro forma statement of operations of $121.3 million of Rice’s gain on derivative instruments to gain (loss) on derivatives not designated as hedges.

12.                               Reclassification on the September 30, 2017 pro forma statement of operations of $54.8 million of Rice’s lease operating expenses to production expense.

13.                               Reclassification on the September 30, 2017 pro forma statement of operations of $11.0 million of Rice’s incentive unit expense to selling, general and administrative expense.

14.                               Reclassification on the September 30, 2017 pro forma statement of operations of $8.9 million of Rice’s acquisition expense to selling, general and administrative expense.

15.                               Reclassification on the December 31, 2016 pro forma statement of operations of $114.5 million of Rice’s gathering, compression and water services to pipeline and net marketing services.

16.                               Reclassification on the December 31, 2016 pro forma statement of operations of $24.4 million of Rice’s other revenue to pipeline and net marketing services.

17.                               Reclassification on the December 31, 2016 pro forma statement of operations of $213.9 million of Rice’s loss on derivative instruments to (loss) on derivatives not designated as hedges.

18.                               Reclassification on the December 31, 2016 pro forma statement of operations of $63.6 million of Rice’s lease operating expenses to production expenses.

19.                               Reclassification on the December 31, 2016 pro forma statement of operations of $20.9 million of Rice’s impairment of gas properties to impairment of long lived assets.

20.                               Reclassification on the December 31, 2016 pro forma statement of operations of $51.7 million of Rice’s incentive unit expense to selling, general and administrative expense.

21.                               Reclassification on the December 31, 2016 pro forma statement of operations of $6.1 million of Rice’s acquisition expense to selling, general and administrative expense.

In addition, the combined pro forma financial statements do not reflect the realization of all expected cost savings or other synergies from the merger as a result of restructuring activities and other cost savings initiatives. Although EQT believes cost savings and other synergies will be realized following the business combination, there can be no assurance that cost savings or any other synergies will be achieved in full or at all.

3.                                      Rice’s Unaudited Pro Forma Condensed Combined Statements of Operations

Rice’s unaudited pro forma statement of operations for the year ended December 31, 2016 included in the unaudited pro forma condensed combined statement of operations gives effect to Rice’s acquisition of Vantage and their subsidiaries pursuant to the terms of the Purchase and Sale Agreement dated

September 26, 2016 between Rice and Vantage. Rice’s unaudited pro forma combined statement of operations is presented as if Rice had acquired Vantage on January 1, 2016:

	Rice Energy Historical(1)	Vantage Historical(2)	Pro Forma Adjustments		Rice Energy Pro Forma Combined
	(Thousands, except per unit amounts)
Revenues:
Sale of natural gas, oil and NGLs	$653,441	$143,294	$—		$796,735
Gathering, compression and water services	101,057	13,439	—		114,496
Other revenue	24,408	—	—		24,408
Total operating revenues	778,906	156,733	—		935,639
Operating expenses:
Transportation and processing	123,852	20,724	—		144,576
Operation and maintenance	23,215	5,683	—		28,898
Production	13,866	7,307	—		21,173
Exploration	15,159	—	6,275	(a)	21,434
Selling, general and administrative	118,093	13,396	—		131,489
Depreciation, depletion, and amortization	368,455	64,314	37,068	(b)	469,837
Impairment of long-lived assets	23,057	—	—		23,057
Lease operating	50,574	13,004	—		63,578
Incentive unit expense	51,761	—	—		51,761
Acquisition expense	6,109	—	—		6,109
Other expense	27,308	731	—		28,039
Amortization of intangible assets	1,634	—	—		1,634
Impairment of gas properties	20,853	237,668	(237,668	)(c)	20,853
Total operating expenses	843,936	362,827	(194,325)		1,012,438
Operating (loss) income	(65,030)	(206,094)	194,325		(76,799)
Other income (loss):	1,406	(138)	—		1,268
Interest expense	99,627	34,252	—		133,879
Loss (gain) on derivative instruments	220,236	(6,347)	—		213,889
Amortization of deferred financing costs	7,545	—	—		7,545
(Loss) income before income taxes	(391,032)	(234,137)	194,325		(430,844)
Income tax (benefit) expense	(142,212)	—	(19,924	)(d)	(162,136)
Net (loss)	(248,820)	(234,137)	214,249		(268,708)
Less: Net income attributable to noncontrolling interests	(20,931)	—	(20,420	)(e)	(31,419)
			9,932	(f)
Net (loss) attributable to Rice	(269,751)	(234,137)	203,761		(300,127)
Less: Preferred dividends and accretion of redeemable noncontrolling assets	(28,450)	—	—		(28,450)
Net (loss) attributable to Rice common stockholders	$(298,201)	$(234,137)	$203,761		$(328,577)
Earnings per share of common stock attributable to Rice corporation:
Basic and Diluted:
Weighted average common stock outstanding	162,226				162,226
Net (loss)	$(1.84)				$(2.03)

(1)                                 Includes Vantage amounts from October 19, 2016 through December 31, 2016.

(2)                                 Represents the amounts on the Vantage Statement of Operations for January 1, 2016 through October 18, 2016.

(a)                                 Reflects exploratory costs capitalized by Vantage under the full cost method that would have been charged to exploration expense under the successful efforts method of accounting for oil and gas properties.

(b)                                 Adjustment of historical depreciation, depletion and amortization of Vantage to adjust to Rice’s policy to deprecate midstream assets over a 60 year useful life and to include pro forma provisions for DD&A related to the step up of property, plant and equipment to estimated fair value and application of the successful efforts method of accounting in the determination of the depletion rate.

(c)                                  To eliminate the historical natural gas and oil properties impairment charges recorded under the ceiling test of the full cost method of accounting to conform to Rice’s successful efforts method of accounting in the determination of the depletion rate.

(d)                                 To reflect tax impact of Vantage results of operations under Rice’s corporate tax structure. The tax rate applied to the pro forma adjustments and Vantage’s untaxed preacquisition net loss was the statutory federal and apportioned statutory state tax rate, net of the federal benefit of state taxes, applied to pre-tax income, excluding income allocated to non controlling interests as taxes attributable to non controlling interests not borne by Rice.

(e)                                  To adjust for historical estimated impact of Vantage on Rice Midstream Holdings noncontrolling interest.

(f)                                   To adjust for historical estimated impact of Vantage on Rice Energy Operating noncontrolling interest.

4.                                      Supplemental Pro Forma Natural Gas, NGLs and Crude Oil Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped, natural gas, NGLs and crude oil reserves as of December 31, 2016, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2016. The pro forma reserve information set forth below gives effect to the merger as if the transaction had occurred on January 1, 2016.

The following estimated pro forma reserve information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2016 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.”

	Total (Bcfe)—Natural Gas, Oil, and NGLs(1)
	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	9,976.6	1,700.0	—		11,676.6
Revisions of previous estimates	(472.3)	17.2	—		(455.1)
Extensions, discoveries and other additions	2,384.7	1,667.8	—		4,052.5
Purchase of hydrocarbons in place	2,395.8	—	924.7	(a)	3,320.5
Acquisitions	—	924.7	(924.7	)(a)	—
Production	(776.4)	(304.4)	—		(1,080.8)
Balance—December 31, 2016	13,508.4	4,005.3	—		17,513.7
Proved developed reserves as of
December 31, 2015	6,279.6	1,014.9	—		7,294.5
December 31, 2016	6,843.0	2,178.8	—		9,021.8
Proved undeveloped reserves as of
December 31, 2015	3,697.0	685.1	—		4,382.1
December 31, 2016	6,665.4	1,826.5	—		8,491.9

(a)                                 Reclassification of hydrocarbons to purchase of hydrocarbons in place.

	Natural Gas (Bcf)(1)
	EQT Historical	Rice Energy Historical(1)	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	9,110.3	1,694.3	—		10,804.6
Revisions of previous estimates	(607.1)	17.5	—		(589.6)
Extensions, discoveries and other additions	2,241.5	1,657.5	—		3,899.0
Purchase of natural gas in place	2,288.2	—	886.9	(a)	3,175.1
Acquisitions	—	886.9	(886.9	)(a)	—
Production	(701.0)	(302.3)	—		(1,003.3)
Balance—December 31, 2016	12,331.9	3,953.9	—		16,285.8
Proved developed reserves as of
December 31, 2015	5,653.0	1,010.4	—		6,663.4
December 31, 2016	6,075.0	2,136.1	—		8,211.1
Proved undeveloped reserves as of
December 31, 2015	3,457.3	683.9	—		4,141.2
December 31, 2016	6,256.9	1,817.8	—		8,074.7

(a)           Reclassification of natural gas acquisitions to purchase of natural gas in place.

	NGLs (Thousands of Bbls)(1)
	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	138,481	883	—		139,364
Revisions of previous estimates	21,322	(137)	—		21,185
Extensions, discoveries and other additions	23,797	1,706	—		25,503
Purchase of NGLs in place	17,932	—	6,125	(a)	24,057
Acquisitions	—	6,125	(6,125	)(a)	—
Production	(11,837)	(281)	—		(12,118)
Balance—December 31, 2016	189,695	8,296	—		197,991
Proved developed reserves as of
December 31, 2015	98,528	678	—		99,206
December 31, 2016	121,605	6,844	—		128,449
Proved undeveloped reserves as of
December 31, 2015	39,953	205	—		40,158
December 31, 2016	68,090	1,452	—		69,542

(a)         Reclassification of NGL acquisitions to purchase of NGLs in place.

	Oil (Thousands of Bbls)(1)
	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	5,900	71	—		5,971
Revisions of previous estimates	1,159	98	—		1,257
Extensions, discoveries and other additions	62	8	—		70
Purchase of oil in place	3	—	172	(a)	175
Acquisitions	—	172	(172	)(a)	—
Production	(729)	(72)	—		(801)
Balance—December 31, 2016	6,395	277	—		6,672
Proved developed reserves as of
December 31, 2015	5,900	71	—		5,971
December 31, 2016	6,395	273	—		6,668
Proved undeveloped reserves as of
December 31, 2015	—	—	—		—
December 31, 2016	—	4	—		4

(a)         Reclassification of oil acquisitions to purchase of oil in place

(1)         One thousand BBl equals approximately 6 million cubic feet (MMcf)

The pro forma standardized measure of discounted future net cash flows relating to proved natural gas, NGLs and crude oil reserves as of December 31, 2016 is as follows (in thousands):

	EQT Historical	Rice Energy Historical	EQT Pro Forma Combined
Future cash flows	$24,011,281	$7,174,765	$31,186,046
Future production costs	(14,864,126)	(3,103,526)	(17,967,652)
Future development costs	(3,778,698)	(1,124,478)	(4,903,176)
Future income tax expense	(1,753,067)	(41,135)	(1,794,202)
Future net cash flows	3,615,390	2,905,626	6,521,016
10% annual discount for estimated timing of cash flows	(2,626,636)	(1,357,411)	(3,984,047)
Standardized measure of discounted future net cash flows	$988,754	$1,548,215	$2,536,969

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2016 are as follows (in thousands):

	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Net changes in prices, production and development costs	$(1,129,026)	$(18,656)	$—		$(1,147,682)
Revisions of previous quantity estimates	(60,959)	46,894	—		(14,065)
Sales and transfers of natural gas and oil produced—net	(539,980)	(510,868)	—		(1,050,848)
Net change in income taxes	(91,823)	(20,191)	—		(112,014)
Accretion of discount	122,674	88,627	—		211,301
Purchases of minerals in place—net	592,078	—	407,690	(a)	999,768
Extensions, discoveries and improved recovery, less related costs	590,885	516,370	—		1,107,255
Acquisitions	—	407,690	(407,690	)(a)	—
Development costs incurred during the period	402,891	—	111,276	(b)	514,167
Previously estimated development costs incurred	—	111,276	(111,276	)(b)	—
Sales of minerals in place—net	—	—	—		—
Timing and other	124,460	40,800	—		165,260
Net change for the year	11,200	661,942	—		673,142
Beginning of year	977,554	886,273	—		1,863,827
End of year	$988,754	$1,548,215	$—		$2,536,969

(a)                   Reclassification of $407.7 million of natural gas acquisitions to purchase of minerals in place—net

(b)                   Reclassification of $111.3 million of previously estimated development costs incurred to development costs incurred during the period.